Exhibit 16
CLIFTON GUNDERSON LLP LOGO
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated August 26, 2005, of CSB Bancorp, Inc. (the “Registrant”) and are in agreement with the statements contained in the first sentence of the first paragraph, and the second, third and fourth paragraphs on page 2 therein, insofar as such statements relate to our firm. We have no basis to agree or disagree with the other statements of the Registrant contained therein.
/s/ CLIFTON GUNDERSON LLP
Toledo, Ohio
August 29, 2005